As filed with the Securities and Exchange Commission on January 25, 1999
                                       Registration Statement No. 333-68587
===========================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                        ---------------------------

                                  FORM S-4

          AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-68587
                      UNDER THE SECURITIES ACT OF 1933
                        ---------------------------

                         JONES APPAREL GROUP, INC.
           (Exact name of Registrant as specified in its charter)

                     JONES APPAREL GROUP HOLDINGS, INC.
           (Exact name of Registrant as specified in its charter)

                       JONES APPAREL GROUP USA, INC.
           (Exact name of Registrant as specified in its charter)
                        ---------------------------

   Pennsylvania               6179                     06-0935166
 (State or other    (Primary standard industrial    (I.R.S. Employer
 jurisdiction of      industrial classification    Identification No.
 incorporation or            code number)
  organization)

      Delaware                6179                      51-0384507
 (State or other   (Primary standard industrial     (I.R.S. Employer
 jurisdiction of    classification code number)    Identification No.)
 incorporation or
  organization)

   Pennsylvania               2330                      23-2978516
 (State or other    (Primary standard industrial    (I.R.S. Employer
 jurisdiction or     classification code number)   Identification No.)
 incorporation or
 organization
                        ---------------------------
                           250 Rittenhouse Circle
                             Bristol, PA 19007
                               (215) 785-4000

                     (Address, including zip code, and
                        telephone number, including
                         area code, of Registrants'
                        principal executive offices)
                        ---------------------------

                            Ira M. Dansky, Esq.
                         Jones Apparel Group, Inc.
                               1411 Broadway
                             New York, NY 10018
                               (212) 536-9526

         (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)
                        ---------------------------

          Copy to: Philip J. Boeckman, Esq. Cravath, Swaine & Moore 825 Eighth Avenue New York, NY 10019 (212) 474-1000
                        ---------------------------

          Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
                        ---------------------------
                      CALCULATION OF REGISTRATION FEE
===============================================================================
                                                   Proposed
                                      Proposed     Maximum
Title of Each Class                   Maximum      Aggregate       Amount of
Class of Securities  Amount to be  Offering Price  Offering      Registration
to be Registered     Registered     Per Unit(1)    Price(1)         Fee(2)
6.25% Senior Notes
 due 2001            $265,000,000  100%            $265,000,000  $73,670
===============================================================================
(1) Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933.
(2) Previously paid. Calculated by multiplying the aggregate offering amount by .000278.
                        ---------------------------
          The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
                        ---------------------------
                                           Prospectus Subject to Completion
                                                           January 25, 1999
                                $265,000,000

                         Jones Apparel Group, Inc.
                     Jones Apparel Group Holdings, Inc.
                       Jones Apparel Group USA, Inc.

                             Offer to Exchange

                        6.25% Senior Notes due 2001
          for any and all outstanding 6.25% Senior Notes due 2001
                        ---------------------------
                       Summary of the Exchange Offer

This Prospectus (and accompanying Letter of Transmittal) relates to our proposed offer to exchange up to $265,000,000 aggregate principal amount of new 6.25% Senior Notes due 2001 (the "Exchange Notes"), which will be freely transferable, for any and all outstanding 6.25% Senior Notes due 2001 issued in a private offering on October 2, 1998 (the "Restricted Notes"), which have certain transfer restrictions.

     o The Exchange Offer expires 5:00 p.m., New York City time, on [ ], 1999, unless extended.

     o The terms of the Exchange Notes are substantially identical to the terms of the Restricted Notes, except that the Exchange Notes will be freely transferable and issued free of any covenants regarding exchange and registration rights.

     o All Restricted Notes that are validly tendered and not validly withdrawn will be exchanged.

     o Tenders of Restricted Notes may be withdrawn at any time prior to expiration of the Exchange Offer.

     o    We will not receive any proceeds from the Exchange Offer.

     o The exchange of Restricted Notes for Exchange Notes should not be a taxable event for United States Federal income tax purposes.

     o Holders of Restricted Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Restricted Notes not exchanged in the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but except under certain circumstances will have no further exchange or registration rights under the Exchange and Registration Rights Agreement.

     o Our "affiliates" (within the meaning of the Securities Act) may not participate in the Exchange Offer.

     o All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act. See "Plan of Distribution" beginning on page 36.

     o We do not intend to apply for listing of the Exchange Notes on any securities exchange or to arrange for them to be quoted on any quotation system.

                        ---------------------------

Please see "Risk Factors" beginning on page 5 for a discussion of certain factors you should consider in connection with the Exchange Offer .

                        ---------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Exchange Notes or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read this entire Prospectus (and accompanying Letter of Transmittal and related documents) and any amendments or supplements carefully before making your investment decision.

                        ---------------------------



               Our principal executive offices are located at
           250 Rittenhouse Circle, Bristol, Pennsylvania 19007.
                  Our telephone number is (215) 785-4000.

               The date of this Prospectus is [               ] .

                             TABLE OF CONTENTS


                                                                      Page

Where You Can Find More Information...............................     2
The Company.......................................................     3
Forward-Looking Statements........................................     5
Risk Factors......................................................     5
Ratios of Earnings to Fixed Charges...............................    10
Exchange Offer....................................................    11
Description of Notes..............................................    22
Certain United States Federal Income Tax Considerations...........    33
Book-Entry; Delivery and Form.....................................    34
Plan of Distribution..............................................    37
Legal Matters.....................................................    38
Experts...........................................................    38

                        ---------------------------



     As used in this Prospectus, unless the context requires otherwise, (1) "JAG" means Jones Apparel Group, Inc., (2) "Jones Holdings" means Jones Apparel Group Holdings, Inc., (3) "Jones USA" means Jones Apparel Group USA, Inc., (4) "We" means JAG, Jones Holdings and Jones USA, collectively,
(5) "Jones" or the "Company" means JAG and its predecessors and consolidated subsidiaries, (6) "Sun" means Sun Apparel, Inc. and its consolidated subsidiaries and (7) "Notes" means both the Restricted Notes and the Exchange Notes. Italicized terms in this Prospectus indicate trademarks or other protected intellectual property which Jones or Sun owns or licenses.

                    WHERE YOU CAN FIND MORE INFORMATION

     In connection with the Exchange Offer, we have filed with the Securities and Exchange Commission ("SEC") a Registration Statement under the Securities Act of 1933 (the "Securities Act"), relating to the Exchange Notes to be issued in the Exchange Offer. As permitted by SEC rules, this Prospectus omits certain information included in the Registration Statement. For a more complete understanding of the Exchange Offer, you should refer to the Registration Statement, including its exhibits.

     We also file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the Registration Statement and any other document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the SEC's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this Prospectus. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to [ ], the date the Exchange Offer expires.

     o    Annual Report on Form 10-K for the year ended December 31, 1997;

     o Quarterly Reports on Form 10-Q for the quarters ended March 29, 1998, June 28, 1998 and September 27, 1998; and

     o Current Reports on Form 8-K dated September 24, 1998, October 2, 1998, January 1, 1999 and January 13, 1999.

     These filings are available without charge to holders of Restricted Notes. You may request a copy of these filings by writing or telephoning us at the following address:

          Chief Financial Officer
          Jones Apparel Group, Inc.
          250 Rittenhouse Circle
          Bristol, Pennsylvania 19007
          (215) 785-4000

     To obtain timely delivery of any copies of filings requested from us, please write or telephone us no later than [ ] , 1999 [five business days prior to the expiration of the Exchange Offer].

                                THE COMPANY

General

     Jones is a leading designer, marketer, manufacturer and distributor of career and casual sportswear, jeanswear and related apparel for men, women and children. Jones markets its products under several nationally known brands, including Jones New York, Evan-Picone and Rena Rowan, and various licensed brands, the most prominent of which are Lauren by Ralph Lauren and Polo Jeans Company. Through its Sun subsidiary, Jones also manufactures and distributes certain product lines under various private label brands.


Recent Transactions

     The Acquisition. On October 2, 1998, JAG consummated its acquisition (the "Acquisition") of Sun, pursuant to an Agreement and Plan of Merger entered into on September 10, 1998 with Sun and its shareholders. In the Acquisition, JAG indirectly purchased all the shares of Sun for a total purchase price of $137.8 million in cash and approximately 4.4 million shares of JAG's Common Stock, plus potential future payments based on Sun's operating performance. JAG also assumed or refinanced $228.5 million of Sun debt.

     Offering of Restricted Notes. On October 2, 1998, JAG issued $265.0 million aggregate principal amount of the Restricted Notes in a private offering exempt from the registration requirements of the Securities Act. The Restricted Notes were issued pursuant to an indenture dated October 2, 1998 (the "Indenture") between JAG and The Chase Manhattan Bank, as trustee. The Restricted Notes were issued as unsecured senior obligations of JAG, ranking equally in right of payment with all existing and future unsecured senior debt of JAG and senior in right of payment to all future subordinated debt of JAG.

     JAG received net proceeds of approximately $263.5 million from the issuance of the Restricted Notes. JAG used the net proceeds from the sale of the Restricted Notes, together with borrowings under the Senior Credit Facilities (defined below), to finance the Acquisition, to refinance existing indebtedness of Sun, to pay related expenses and for general corporate purposes, including working capital and stock repurchases.

     Senior Credit Facilities. Concurrently with the issuance of the Restricted Notes, JAG entered into $550.0 million aggregate principal amount of unsecured revolving and term loan credit facilities (the "Senior Credit Facilities") with a syndicate of banks led by First Union National Bank.


Reorganization

     On January 1, 1999, JAG consummated a corporate reorganization (the "Asset Drop-Down Transaction"), which JAG believes will provide certain tax benefits. Under the Asset Drop-Down Transaction, JAG transferred all operations which it had previously directly conducted to a new wholly owned subsidiary, Jones USA. In addition, JAG formed another new wholly owned subsidiary, Jones Holdings. Jones Holdings serves as an intermediate holding company, immediately above Jones USA and immediately below JAG, and holds the interests, either directly or indirectly, in all of JAG's other subsidiaries.

     As a result of the Asset Drop-Down Transaction:

     o JAG is the parent holding company and holds 100% of the equity in Jones Holdings;
     o Jones Holdings is an intermediate holding company and the only direct subsidiary of JAG;
     o    Jones Holdings holds 100% of the equity in Jones USA; and
     o JAG's other subsidiaries have become either direct or indirect subsidiaries of Jones Holdings.

     Concurrently with the consummation of the Asset Drop-Down Transaction and pursuant to the terms of the Indenture, Jones USA assumed the role of obligor of the Notes under the Indenture, with JAG remaining and Jones Holdings becoming co-obligors of the Notes. In addition, Jones USA assumed the role of borrower under the Senior Credit Facilities, with JAG remaining and Jones Holdings becoming additional obligors. Without in any way affecting the co-obligation of JAG and Jones Holdings under the Indenture and the Senior Credit Facilities, it is expected that Jones USA will make all payments in respect of the Notes and the Senior Credit Facilities.

     For a more complete understanding of the Company's organizational structure following the Asset Drop-Down Transaction, you should refer to the List of Subsidiaries, which is included as Exhibit 21 to the Registration Statement that relates to this Prospectus.

                         FORWARD-LOOKING STATEMENTS

     This Prospectus includes and incorporates by reference "forward-looking statements" within the meaning of the securities laws. All statements regarding our expected financial position, business and financing plans are forward-looking statements. Forward-looking statements also include representations of our expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of national and regional economic conditions, the overall level of consumer spending, the performance of our products within the prevailing retail environment, customer acceptance of both new designs and newly-introduced product lines, financial difficulties encountered by customers and the integration of Sun's business with Jones' other operations. Although we believe that the expectations reflected in such forward- looking statements are reasonable, such expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from such expectations ("cautionary statements") are disclosed in this Prospectus, in conjunction with the forward-looking statements included in this Prospectus and under "Risk Factors." All subsequent written and oral forward- looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements.


                                RISK FACTORS

     You should consider carefully all the information included or incorporated by reference in this Prospectus and, in particular, should evaluate the following risks in connection with the Exchange Offer.

Competition; Changes in Fashion Trends

     The apparel industry is highly competitive. Competition in this industry takes many forms, including the following:

     o establishing and maintaining favorable brand recognition; o developing products sought by consumers;
     o    implementing appropriate pricing;
     o    providing strong marketing support; and
     o    obtaining access to retail outlets and sufficient floor space.

     There is intense competition in the sectors of the apparel industry in which Jones and Sun participate. Jones and Sun each compete with many other manufacturers, some of which are larger and have greater resources. Any increased competition could result in reduced sales or prices, or both, which could have a material adverse effect on Jones. Additionally, customer tastes and fashion trends can change rapidly. Jones may not be able to anticipate, gauge or respond to such changes in a timely manner. If Jones misjudges the market for its products or product groups, it may be faced with a significant amount of unsold finished goods inventory, which could have a material adverse effect on Jones.

Concentration of Customers

     Jones' ten largest customers (typically department stores) accounted for approximately 67% of sales in 1997 and 69% of its sales in the first nine months of 1998. Sun's ten largest customers accounted for 48% of its sales in 1997 and 48% of its sales in the first nine months of 1998. While no single department or specialty store accounted for more than 10% of net sales for either Jones or Sun, certain of Jones' and Sun's customers are under common ownership. Department stores owned by the following entities accounted for the following percentages of Jones' sales:

 Jones Customer                      1997     First Nine Months of 1998

 Federated Department Stores Inc.    20%                18%
 May Department Store Company        19%                17%
 Remainder of ten largest customers  28%                34%

     Department stores owned by the following entities accounted for the following percentages of Sun's sales:

 Sun Customer                        1997     First Nine Months of 1998

Federated Department Stores, Inc.    13%                 8%
Remainder of ten largest customers   35%                 48%

     We believe that purchasing decisions are generally made independently by individual department stores within a commonly-controlled group. There has been a trend, however, toward more centralized purchasing decisions. As such decisions become more centralized, the risk to Jones of such concentration increases. The loss of any of Jones' or Sun's largest customers, or the bankruptcy or material financial difficulty of any customer or any of the companies above, could have a material adverse effect on Jones. Jones and Sun do not have long-term contracts with any of their customers, and sales to customers generally occur on an order-by-order basis. As a result, customers can terminate their relationships with Jones or Sun at any time or under certain circumstances cancel or delay orders.

Significant Dependence on License Agreements with Polo Ralph Lauren Corporation

     The termination or non-renewal of Jones' and Sun's exclusive licenses to manufacture and market clothing under the Lauren by Ralph Lauren and Polo Jeans Company trademarks in the United States and elsewhere would have a material adverse effect on Jones. Jones' Lauren by Ralph Lauren line, and Sun's Polo Jeans business represent material portions of each company's sales and profits. Jones and Sun sell products bearing those trademarks under exclusive licenses from affiliates of Polo Ralph Lauren Corporation. On a pro forma basis, net sales by Jones and Sun of products bearing these trademarks would have been 27.1% of the consolidated entity's total net sales for the year ended December 31, 1997 and 33.5% of the consolidated entity's total net sales for the nine-month period ended September 27, 1998. In addition, Jones has announced that it will introduce for Fall 1999 a line of sportswear directed to younger women under the trademark Ralph by Ralph Lauren, under an additional exclusive license from Polo Ralph Lauren.

     The Lauren by Ralph Lauren license expires on December 31, 2001, subject to Jones' right to renew through December 31, 2006 if sales of that product line for the year 2000 exceed a specified level. Although such sales in 1997 and 1998 exceeded the renewal minimum, Jones' sales are made season-to- season, with customers having no obligation to buy products beyond what they have already ordered for a particular season.

     The initial term of the Polo Jeans license expires on December 31, 2000 and may be renewed by Sun in five-year increments for up to 30 additional years, if certain minimum sales levels in certain years are met. Although Sun's Polo Jeans sales in 1997 exceeded the renewal minimum which would be required in 1999 to extend the term of the license through December 31, 2005, Sun's sales are made season-to-season, with customers having no obligation to buy products beyond what they have already ordered. In addition, renewal of the Polo Jeans license after 2010 requires a one-time payment by Sun of $25 million or, at Sun's option, a transfer of a 20% interest in its Polo Jeans business to Polo Ralph Lauren (with no fees required for subsequent renewals). Polo Ralph Lauren also has an option, exercisable on or before June 1, 2010, to purchase the Polo Jeans business at the end of 2010 for 80% of the then fair value of the business as a going concern, assuming the continuation of the Polo Jeans license through December 31, 2030, payable in cash.

     In addition to the provisions described above, both licenses (and the Ralph by Ralph Lauren license) contain provisions common to trademark licenses which could result in termination of a license, such as failure to meet payment or advertising obligations.

Cyclicality of Apparel Industry; Seasonality

     Negative economic trends over which Jones has no control that depress the level of consumer spending could have a material adverse effect on Jones. Purchases of apparel and related goods often decline during recessionary periods when disposable income is low. In such an environment, Jones and Sun may increase the number of promotional sales which could further adversely impact Jones' gross profit margins. Additionally, Jones' sales and profit levels fluctuate significantly by quarter, resulting primarily from the timing of shipments for each season; Jones principally ships spring merchandise in the first quarter and fall merchandise in the third quarter. An increase in sales of jeans and casual apparel, which Sun sells, generally occurs during the third and fourth quarter. Accordingly, Jones' operating results will fluctuate from quarter to quarter.

Acquisition Risks

     To realize the profit potential of the Acquisition, Jones needs to successfully integrate Sun's business into its other operations. To do so, Jones may need to implement enhanced operational, distribution, financial and information systems and may require additional employees and management, operational and financial resources. The Acquisition was Jones' first acquisition of another company. Jones may not be able to integrate Sun's operations into its other operations without significant expense or interruption to its existing business. Jones also may not achieve revenue growth or operational synergies in integrating jeanswear or other product lines presently offered by Sun. Jones may also not be able to retain important Sun employees. The acquisition of Sun, and any future acquisition which Jones may pursue, involves certain special risks, including:

     o    initial reductions in Jones' reported operating results;

     o    diversion of management's attention;

     o    unanticipated problems or legal liabilities; and

     o possible reduction in reported earnings due to amortization of acquired intangible assets.

     Some or all the above items could have a material adverse effect on Jones. Sun or any other acquired company may not achieve sales and profitability in the future that justifies Jones' investment therein.

Foreign Operations and Manufacturing

     In 1997, approximately 70% of Jones' products were manufactured outside the United States, primarily in Asia, while the remainder were manufactured in the United States and Mexico. Substantially all of Sun's jeanswear assembly and most of its finishing occur in Mexico. Sun also plans to shift cutting and portions of its other operations from the United States to Mexico. The following may adversely affect foreign operations:

     o political instability in countries where contractors and suppliers are located;

     o    imposition of regulations and quotas relating to imports;

     o    imposition of duties, taxes and other charges on imports;

     o significant fluctuation of the value of the dollar against foreign currencies; and

     o restrictions on the transfer of funds to or from foreign countries.

     As a result of its substantial foreign operations, Jones' domestic business (including the domestic business of Sun) is subject to the following risks:

     o quotas imposed by bilateral textile agreements between the United States and certain foreign countries;

     o reduced manufacturing flexibility because of geographic distance between Jones and its foreign manufacturers, increasing the risk that Jones may have to mark down unsold inventory as a result of misjudging the market for a foreign-made product; and

     o violations by foreign contractors of labor and wage standards and resulting adverse publicity.

Fluctuating Price and Availability of Raw Materials

     Fluctuations in the price, availability and quality of the fabrics or other raw materials used by Jones and Sun in their manufactured apparel could have a material adverse effect on the Company's cost of sales or its ability to meet its customers' demands. Jones and Sun mainly use cotton twill, wool, denim and synthetic and blended fabrics. The prices for such fabrics depend largely on the market prices for the raw materials used to produced them, particularly cotton. The price and availability of such raw materials and, in turn, the fabrics used in Jones' and Sun's apparel may fluctuate significantly, depending on many factors, including crop yields and weather patterns. Sun generally enters into denim purchase order contracts at specified prices for three to six months at a time. Higher cotton prices would directly affect Jones' and Sun's costs and earnings. Jones may not be able to pass all or a portion of such higher prices on to its customers.

Reliance on Independent Manufacturers

     Jones relies upon independent third parties for the manufacture of most of its products. Sun relies on independent third parties for the manufacture of some of its products. A manufacturer's failure to ship products in a timely manner or to meet the required quality standards could cause Jones or Sun to miss the delivery date requirements of their customers for those items. The failure to make timely deliveries may drive customers to cancel orders, refuse to accept deliveries or demand reduced prices, any of which could have a material adverse effect on Jones' business. Jones and Sun do not have long-term written agreements with any of their third party manufacturers. As a result, any of these manufacturers may unilaterally terminate their relationships with Jones or Sun at any time.

Dependence upon Key Personnel

     The success of Jones depends upon the personal efforts and abilities of Sidney Kimmel (Chairman), Jackwyn Nemerov (President), Irwin Samelman (Executive Vice President, Marketing) and, with respect to Sun, Eric Rothfeld (President of Sun) and Mindy Grossman (President and CEO of Sun's Polo Jeans Company Division). Jones does not have employment agreements with Mr. Kimmel, Ms. Nemerov and Mr. Samelman. If any of these individuals become unable or unwilling to continue in their present positions, Jones' business and financial results could be materially adversely affected.

Increased Leverage

     Following the Acquisition, Jones is substantially more leveraged on a consolidated basis than it has historically been, as a result of borrowings incurred to finance the Acquisition. On a pro forma basis, Jones would have had $538.2 million of long-term debt (including the Notes) outstanding as of September 27, 1998, compared to $48.2 million of long-term debt on an historical basis. Historically, Jones has operated with almost no leverage, and has not been subject to any type of materially restrictive covenants. Certain covenants contained in the Indenture and in the Senior Credit Facilities, as well as the increased leverage, may reduce Jones' flexibility in responding to adverse changes in economic, business or market conditions. The financial covenants and other restrictions contained in the Senior Credit Facilities will require Jones to meet certain financial tests and will restrict its ability to, among other things, borrow additional funds, make certain investments, dispose of assets and make material amendments to debt instruments, including the Indenture. The additional leverage will also reduce funds available for operations, capital expenditures, acquisitions and future business opportunities.

Risk of Year 2000 Non-Compliance

     Certain functions in various types of technology used by Jones and Sun are designed to use only two digits to identify a year. Therefore, these programs may fail or create erroneous results on or before January 1, 2000 if not corrected. Jones and Sun have assessed and are updating their own systems to insure that they are Year 2000 compliant. Jones and Sun anticipate substantial completion of this process by early 1999. Jones and Sun may not be able, however, to complete these plans in time. Additionally, vendors, customers and other third parties with which Jones and Sun do business may not make their systems Year 2000 compliant. Jones' and Sun's business and results of operations could suffer if either of them or such third parties fail to make necessary technological adjustments.

     For a more complete discussion of Year 2000 issues, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the documents incorporated by reference in this Prospectus.

Consequences of a Failure to Exchange Restricted Notes

     JAG issued the Restricted Notes in a private offering exempt from the registration requirements of the Securities Act. Therefore, holders of Restricted Notes may not offer, sell or otherwise transfer their Restricted Notes except in compliance with the registration requirements of the Securities Act and applicable state securities laws or pursuant to exceptions from, or in transactions not subject to, such registration requirements. Holders of Restricted Notes who do not exchange their Restricted Notes for Exchange Notes in the Exchange Offer will continue to be subject to these transfer restrictions after the completion of the Exchange Offer. See "The Exchange Offer--Consequences of a Failure to Exchange Restricted Notes."

     In addition, after completion of the Exchange Offer, holders of Restricted Notes who do not tender their Restricted Notes in the Exchange Offer will no longer be entitled to any exchange or registration rights under the Exchange and Registration Rights Agreement, except under limited circumstances.

     To the extent that Restricted Notes are tendered and accepted in the Exchange Offer, the liquidity of the trading market for untendered Restricted Notes could be adversely affected.

Absence of a Public Market

     Although holders of Exchange Notes (who are not our "affiliates" within the meaning of the Securities Act) may resell or otherwise transfer their Exchange Notes without compliance with the registration requirements of the Securities Act, there is no existing market for the Exchange Notes, and there can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes, the ability of holders of Exchange Notes to sell their Exchange Notes or the prices at which holders would be able to sell their Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, Jones' operating results and the market for similar securities.

     The initial purchasers in the private offering have advised us that they intend to make a market in the Exchange Notes after the Exchange Offer. However, they are not obligated to do so, and any market-making may be discontinued at any time without notice. In addition, such market-making activity may be limited during the Exchange Offer.

     We do not intend to apply for listing of the Exchange Notes on any securities exchange or to arrange for them to be quoted on any quotation system.

     Accordingly, an active trading market for the Exchange Notes may not develop, either before, during or after the consummation of the Exchange Offer. The absence of an active trading market may have an adverse affect on the market price and liquidity of the Exchange Notes.

Exchange Offer Procedures

     Each holder of Restricted Notes wishing to accept the Exchange Offer must deliver the Letter of Transmittal, together with the Restricted Notes to be exchanged and any other required documentation, to the Exchange Agent, or effect a tender of Restricted Notes by book-entry transfer into the Exchange Agent's account, in each case in compliance with the instructions provided in "The Exchange Offer" section of this Prospectus and in the Letter of Transmittal.

     The method of delivery of Restricted Notes and the Letter of Transmittal and all other required documentation is at the election and risk of the holders of Restricted Notes. Although we intend to notify tendering holders of any defects or irregularities with respect to their tenders of Restricted Notes, neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Restricted Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Restricted Notes will not be deemed to have been made until such irregularities have been cured or waived.


                    RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the unaudited consolidated ratios of earnings to fixed charges for Jones on a historical basis:


                       Nine Months Ended       Year Ended December 31,
                       September 27, 1998  1997   1996   1995   1994   1993
Ratio of Earnings to
  Fixed Charges.......        19.4x        18.1x  14.4x  14.8x  18.7x  22.6x


     We computed these ratios by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Earnings used in computing the ratio of earnings to fixed charges consist of income before income taxes and fixed charges excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of debt expense and that portion of rental expense representative of interest.

                               EXCHANGE OFFER

Purpose of the Exchange Offer

     JAG initially sold the Restricted Notes in a private offering on October 2, 1998 to Chase Securities Inc., Merrill Lynch, Pierce Fenner & Smith Incorporated and Bear, Stearns & Co. Inc. (collectively, the "Initial Purchasers") pursuant to a Purchase Agreement dated September 29, 1998 between JAG and the Initial Purchasers. The Initial Purchasers subsequently resold the Restricted Notes to qualified institutional buyers in reliance on, and subject to the restrictions imposed under, Rule 144A under the Securities Act and outside the United States in accordance with the provisions of Regulation S under the Securities Act.

     In connection with the private offering of the Restricted Notes, JAG and the Initial Purchasers entered into an Exchange and Registration Rights Agreement dated October 2, 1998, in which JAG agreed, among other things:

     o to file with the SEC on or before December 31, 1998, a registration statement relating to an exchange offer for the Restricted Notes (the "Exchange Offer Registration Statement");

     o to use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act on or before March 31, 1999;

     o upon the effectiveness of the Exchange Offer Registration Statement, to offer the holders of the Restricted Notes the opportunity to exchange their Restricted Notes in the Exchange Offer for a like principal amount of Exchange Notes;

     o to keep the Exchange Offer open for not less than 30 days (or longer, if required by applicable law) after notice of the Exchange Offer is mailed to holders of Restricted Notes; and

     o to use its reasonable best efforts to consummate the Exchange Offer on or before April 30, 1999.

JAG also agreed, under certain circumstances:

     o to use its reasonable best efforts to file a shelf registration statement relating to the offer and sale of the Restricted Notes by the holders of the Restricted Notes (a "Shelf Registration Statement");

     o    to use its reasonable best efforts to cause such Shelf
          Registration Statement to be declared effective; and

     o to use its reasonable best efforts to keep such Shelf Registration Statement effective until October 2, 2000 or until the Restricted Notes covered by the Shelf Registration Statement have been sold or until such Restricted Notes become eligible for resale without volume restrictions pursuant to Rule 144 under the Securities Act.

     The Exchange Offer being made by this Prospectus is intended to satisfy your exchange and registration rights under the Exchange and Registration Rights Agreement. If we fail to fulfill such registration and exchange obligations, you, as a holder of outstanding Restricted Notes, are entitled to receive additional interest, at a rate of 0.25% per annum, determined daily, as liquidated damages for such default.

     For a more complete understanding of your exchange and registration rights, you should refer to the Exchange and Registration Rights Agreement, which is included as Exhibit 4.1 to the Registration Statement that relates to this Prospectus.

Effect of the Exchange Offer

     Based on certain no-action letters issued by the staff of the SEC to third parties in unrelated transactions, we believe that you may offer for resale, resell or otherwise transfer any Exchange Notes issued to you in the Exchange Offer in exchange for Restricted Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, if

     o you are acquiring the Exchange Notes issued in the Exchange Offer in the ordinary course of your business;

     o you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes;

     o you are not our "affiliate" (as defined in Rule 405 under the Securities Act); and

     o you are not an Initial Purchaser who acquired Restricted Notes directly from JAG in the initial offering to resell pursuant to Rule 144A, Regulation S or any other available exemption under the Securities Act.

     If you are an "affiliate" or an Initial Purchaser or if you have any arrangement or understanding with any person to participate in a distribution of the Exchange Notes:

     o you will not be able to rely on the interpretations of the staff of the SEC, in connection with any offer for resale, resale or other transfer of Exchange Notes; and

     o you must comply with the registration and prospectus delivery requirements of the Securities Act, or have an exemption available to you, in connection with any offer for resale, resale or other transfer of the Exchange Notes.

     In addition, we are not making this Exchange Offer to, nor will we accept surrenders of Restricted Notes from holders of Restricted Notes in any state in which this Exchange Offer would not comply with the applicable securities laws or "blue sky" laws of such state.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

Use of Proceeds

     We will not receive any cash proceeds from the issuance of the Exchange Notes. As consideration for the Exchange Notes, we will receive in exchange an equivalent principal amount of outstanding Restricted Notes, the terms of which are substantially identical to the terms of the Exchange Notes, except that the Exchange Notes will be freely transferable and issued free of any covenants regarding exchange and registration rights.

     We will retire and cancel the Restricted Notes surrendered in exchange for the Exchange Notes. Accordingly, the issuance of the Exchange Notes under the Exchange Offer will not result in any change in our outstanding aggregate indebtedness.

Terms of the Exchange Offer

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, we will accept all Restricted Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date (defined below in "--Expiration Date; Extensions; Amendments"). After authentication of the Exchange Notes by the Trustee or an authenticating agent, we will issue and deliver $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Restricted Notes accepted in the Exchange Offer. Holders may tender some or all of their Restricted Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof.

     By tendering Restricted Notes in exchange for Exchange Notes and by executing the Letter of Transmittal, each holder of Restricted Notes will be required to represent to us that, among other things:

     o any Exchange Notes to be received by it will be acquired in the ordinary course of its business;

     o it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes; and

     o it is not our "affiliate" (as defined in Rule 405 under the Securities Act), or, if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the outstanding Restricted Notes, except that

     o the offering of the Exchange Notes has been registered under the Securities Act;

     o    the Exchange Notes will not be subject to transfer restrictions;
          and

     o the Exchange Notes will be issued free of any covenants regarding exchange and registration rights.

     The Exchange Notes will be issued under and entitled to the benefits of the Indenture that governs the Restricted Notes.

     As of the date of this Prospectus, $265.0 million aggregate principal amount of the Restricted Notes is outstanding. In connection with the issuance of the Restricted Notes, JAG arranged for the Restricted Notes to be issued and transferable in book-entry form through the facilities of The Depository Trust Company ("DTC"), acting as a depositary. The Exchange Notes will also be issuable and transferable in book-entry form through DTC.

     This Prospectus, together with the accompanying Letter of Transmittal, is initially being sent to all registered holders of Restricted Notes as of the close of business on [ ], 1999. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Restricted Notes being tendered. However, the Exchange Offer is subject to certain customary conditions which may be waived by us, and to the terms and provisions of the Exchange and Registration Rights Agreement. See "--Conditions to the Exchange Offer."

     We shall be deemed to have accepted validly tendered Restricted Notes when, as and if we have given oral or written notice thereof to the Exchange Agent. See "--Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Restricted Notes for the purpose of receiving Exchange Notes from us and delivering Exchange Notes to such holders.

     If any tendered Restricted Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Restricted Notes will be returned, at our expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Restricted Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Restricted Notes pursuant to the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Solicitation of Tenders, Fees and Expenses."

Expiration Date; Extensions; Amendments

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on [ ], 1999, unless we, in our sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. We may extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement.

     We expressly reserve the right, in our sole discretion, to amend the terms of the Exchange Offer in any manner. Without limiting the generality of the foregoing, if any of the conditions set forth herein under "--Termination" shall have occurred and shall not have been waived by us (if permitted to be waived by us), we expressly reserve the right, in our sole discretion, by giving oral or written notice to the Exchange Agent, to:

     o delay acceptance of, or refuse to accept, any Restricted Notes not previously accepted;

     o    extend the Exchange Offer; or

     o    terminate the Exchange Offer.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by our oral or written notice thereof to the registered holders of the Restricted Notes. If we amend the Exchange Offer in a manner which we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of such amendment and we will extend the Exchange Offer to the extent required by law.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, we shall have no obligation to publish, advise, or otherwise communicate any such public announcement, other than by making a timely press release thereof.

Interest on the Exchange Notes

     Interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid on the Restricted Notes surrendered in exchange therefor or, if no interest has been paid on the Restricted Notes, from October 2, 1998. The Exchange Notes will bear interest at a rate of 6.25% per annum. Interest on the Exchange Notes will be payable semi-annually on April 1 and October 1 of each year, beginning on April 1, 1999.

Procedures for Tendering

     Each holder of Restricted Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and in the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Restricted Notes to be exchanged and any other required documentation, to The Chase Manhattan Bank, as Exchange Agent, at the address set forth herein and in the Letter of Transmittal or effect a tender of Restricted Notes pursuant to the procedures for book-entry transfer as provided for herein and in the Letter of Transmittal.

     By tendering Restricted Notes in exchange for Exchange Notes and by executing the Letter of Transmittal, each holder of Restricted Notes will represent to us that, among other things:

     o any Exchange Notes to be received by it will be acquired in the ordinary course of its business;

     o it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes; and

     o it is not our "affiliate" (as defined in Rule 405 under the Securities Act), or, if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     Any financial institution that is a participant in DTC's system may make book-entry delivery of the Restricted Notes by causing DTC to transfer such Restricted Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Restricted Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at its address set forth herein under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

     Delivery of documents to DTC in accordance with DTC's procedures does NOT constitute delivery to the Exchange Agent.

     Only a holder of Restricted Notes may tender its Restricted Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Restricted Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer) and other required documents, to the Exchange Agent, prior to 5:00 p.m., New York City time, on the Expiration Date.

     The tender by a holder of Restricted Notes will constitute an agreement between such holder, the Exchange Agent and us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. If less than all the Restricted Notes held by a holder of Restricted Notes are tendered, a tendering holder should fill in the amount of Restricted Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Restricted Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     The Letter of Transmittal will include representations to us that, among other things:

     o any Exchange Notes to be received by it will be acquired in the ordinary course of its business;

     o it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes; and

     o it is not our "affiliate" (as defined in Rule 405 under the Securities Act), or, if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     In the case of a broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes that were acquired by it as a result of market-making or other trading activities, the Letter of Transmittal will also include an acknowledgment that the broker-dealer will deliver a copy of this Prospectus in connection with the resale by it of Exchange Notes received pursuant to the Exchange Offer; however, by so acknowledging and by delivering a Prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" (within the meaning of the Securities Act). See "Plan of Distribution."

     The method of delivery of Restricted Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders of Restricted Notes. Instead of delivery by mail, we recommend that holders of Restricted Notes use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to the Exchange Agent prior to the Expiration Date. No Letter of Transmittal or Restricted Notes should be sent to us.

     Any beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Restricted Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its Restricted Notes, either make appropriate arrangements to register ownership of the Restricted Notes in such beneficial owner's own name or obtain a properly completed bond power from the registered holder of such Restricted Notes. This transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"), unless the Restricted Notes tendered pursuant thereto are tendered

     o by a registered holder who has not completed the box entitled "Special Registration Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal; or

     o    for the account of an Eligible Institution.

If the Letter of Transmittal is signed by a person other than the registered holder listed therein, such Restricted Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Restricted Notes on behalf of the registered holder thereof, in either case signed as the name of the registered holder or holders appears on the Restricted Notes. If the Letter of Transmittal or any Restricted Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit evidence satisfactory to us of their authority to so act with such Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Restricted Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Restricted Notes not properly tendered or any Restricted Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular Restricted Notes. Our interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Restricted Notes must be cured within such time as we shall determine. Although we intend to notify tendering holders of defects or irregularities with respect to tenders of Restricted Notes, neither we, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Restricted Notes, nor shall any of us or them incur any liability for failure to give such notification. Tenders of Restricted Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Restricted Notes received by the Exchange Agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the Exchange Agent to the tendering holder unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, we reserve the right in our sole discretion:

     o to purchase or make offers for any Restricted Notes that remain outstanding subsequent to the Expiration Date;

     o to terminate the Exchange Offer, as set forth in "--Termination"; and

     o to the extent permitted by applicable law, to purchase Restricted Notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

Book-Entry Transfer

     We understand that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Restricted Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment of such accounts, any financial institution that is a participant in DTC's system may make book-entry delivery of Restricted Notes by causing DTC to transfer such Restricted Notes into the Exchange Agent's account with respect to the Restricted Notes in accordance with DTC's Automated Tender Offer Program procedures for such transfer. However, the exchange for the Restricted Notes so tendered will only be made after a timely confirmation of a book-entry transfer of such Restricted Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message and any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant tendering Restricted Notes and that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal, and we may enforce such agreement against the participant.

     Although delivery of Restricted Notes may be effected through DTC into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth herein or in the Letter of Transmittal on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to DTC without such confirmation or compliance does not constitute delivery to the Exchange Agent.

Guaranteed Delivery Procedures

     Holders who wish to tender their Restricted Notes and (1) whose Restricted Notes are not immediately available, or (2) who cannot deliver their Restricted Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or (3) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

     o    the tender is made through an Eligible Institution;

     o prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmittal, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of such holder's Restricted Notes and the principal amount of such Restricted Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Restricted Notes to be tendered in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Restricted Notes delivered electronically) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

     o such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Restricted Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Restricted Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Restricted Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

     Except as otherwise provided herein, tenders of Restricted Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

     Any such notice of withdrawal must

     o specify the name of the person having deposited the Restricted Notes to be withdrawn (the "Depositor");

     o identify the Restricted Notes to be withdrawn (including the certificate number or numbers and principal amount of such Restricted Notes or, in the case of Restricted Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited);

     o be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Restricted Notes were tendered (including any required signature guarantee) or be accompanied by documents of transfer sufficient to permit the registrar to register the transfer of such Restricted Notes into the name of the Depositor withdrawing the tender; and

     o specify the name in which any such Restricted Notes are to be registered, if different from that of the Depositor.

     All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by us in our sole discretion and our determination shall be final and binding on all parties. Any Restricted Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Restricted Notes so withdrawn are validly retendered. Any Restricted Notes that have been tendered but are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Restricted Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

Conditions to the Exchange Offer

     Notwithstanding any other term of the Exchange Offer, we will not be required to accept for exchange, or to exchange Exchange Notes for, any Restricted Notes, and may terminate or amend the Exchange Offer before the acceptance of such Restricted Notes if, in our judgment, any of the following conditions has occurred or exists or has not been satisfied:

     o the Exchange Offer, or the making of any exchange by a holder of Restricted Notes, violates applicable interpretations of the SEC staff;

     o any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Exchange Offer; or

     o there has been adopted or enacted any law, statute, rule or regulation that can reasonably be expected to impair our ability to proceed with the Exchange Offer.

     If we determine that we may terminate the Exchange Offer for any of the reasons set forth above, we may (1) refuse to accept any Restricted Notes and return any Restricted Notes that have been tendered to the tendering holders, (2) extend the Exchange Offer and retain all Restricted Notes tendered prior to the Expiration Date of the Exchange Offer, subject to the rights of the holders of the tendered

Restricted Notes to withdraw such Restricted Notes, or (3) waive such termination event with respect to the Exchange Offer and accept the properly tendered Restricted Notes that have not been withdrawn. If we determine that such waiver constitutes a material change in the Exchange Offer, we will promptly disclose such change in a manner reasonably calculated to inform the holders of such change and we will extend the Exchange Offer to the extent required by law.

     The foregoing conditions are for our sole benefit and we may assert any such condition regardless of the circumstances giving rise to such condition or may waive such condition in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

Exchange Agent

     The Chase Manhattan Bank, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. In such capacity, the Exchange Agent has no fiduciary duties and will be acting solely on the basis of our directions. Requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

     By Mail, Overnight Delivery
     or Hand Delivery:               The Chase Manhattan Bank
                                     450 West 33rd Street, 15th Floor
                                     New York, New York 10001-2967
                                     Attention:  Sheik Wiltshire
                                                 Global Trust Services

    Facsimile Transmission:          (212) 946-8161
                                     Attention:  Sheik Wiltshire

     Information or Confirmation by
     Telephone:                      (212) 946-3082

     Delivery to an address or facsimile number other than those listed above will not constitute a valid delivery.

Solicitation of Tenders; Fees and Expenses

     We will bear all expenses of soliciting tenders pursuant to the Exchange Offer. The principal solicitation pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph, telephone or facsimile transmission.

     We have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket costs and expenses in connection therewith and will indemnify the Exchange Agent for all losses and claims incurred by it as a result of the Exchange Offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Restricted Notes and in handling or forwarding tenders for exchange.

     We will pay all expenses incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee, accounting and legal fees (including the expense of one counsel to the holders of the Notes) and printing costs.

     We will pay any transfer taxes applicable to the exchange of Restricted Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Restricted Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder thereof or any other person) will be payable by the tendering holder. For example, the tendering holder will pay transfer taxes, if:

     o certificates representing Exchange Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Restricted Notes tendered; or

     o tendered Restricted Notes are registered in the name of any person other than the person signing the Letter of Transmittal.

If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, we will bill the amount of such transfer taxes directly to such tendering holder.

Accounting Treatment

     The Exchange Notes will be recorded at the same carrying value as the Restricted Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the consummation of the Exchange Offer. We will amortize the expense of the Exchange Offer over the term of the Exchange Notes.

Consequences of a Failure to Exchange Restricted Notes

     As a result of the making of, and upon acceptance for exchange of all validly tendered Restricted Notes pursuant to the terms of, this Exchange Offer, we will have fulfilled certain covenants contained in the Exchange and Registration Rights Agreement. Holders of Restricted Notes who do not tender their Restricted Notes in the Exchange Offer will continue to hold such Restricted Notes and will be entitled to all the rights, and subject to the limitations applicable thereto, under the Indenture and the Exchange and Registration Rights Agreement, except for any such rights under the Exchange and Registration Rights Agreement that by their terms terminate or cease to have further effect as a result of the consummation of this Exchange Offer.

     All untendered Restricted Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. Accordingly, after the completion of the Exchange Offer, you will only be able to offer for sale, sell or otherwise transfer untendered Restricted Notes as follows:

     o    to us;

     o pursuant to a registration statement that has been declared effective under the Securities Act;

     o for so long as the Restricted Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person you reasonably believe is a qualified institutional buyer ("QIB") within the meaning of Rule 144A, that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A;

     o pursuant to offers and sales that occur outside the United States to foreign persons in transactions complying with the provisions of Regulation S under the Securities Act;

     o    to an "accredited investor" within the meaning of Rule 501(a)(1),
          (2), (3) or (7) under the Securities Act that is an institutional investor (an "Institutional Accredited Investor") purchasing for its own account or for the account of such an Institutional Accredited Investor, in each case in a minimum principal amount of the Restricted Notes of $250,000; or

     o pursuant to any other available exemption from the registration requirements of the Securities Act.

     To the extent that Restricted Notes are tendered and accepted in the Exchange Offer, the liquidity of the trading market for untendered Restricted Notes could be adversely affected.

                            DESCRIPTION OF NOTES

General

     The Restricted Notes were issued and the Exchange Notes will be issued under an indenture, dated as of October 2, 1998 (the "Indenture"), between JAG and The Chase Manhattan Bank, as trustee (the "Trustee"). The term "Notes" as used in this "Description of Notes" refers to all notes issued or to be issued under the Indenture and includes the Restricted Notes and the Exchange Notes. Capitalized terms used and not otherwise defined have the meanings set forth under "--Certain Definitions".

     In connection with the Asset Drop-Down Transaction, and pursuant to the terms of the Indenture, Jones Holdings and Jones USA entered into a supplemental indenture dated January 1, 1999 (the "Supplemental Indenture") with JAG and the Trustee, pursuant to which Jones USA fully and unconditionally assumed the obligations of JAG under the Indenture and the Notes, with JAG remaining and Jones Holdings becoming co-obligors under the Indenture and the Notes. Without in any way affecting the co-obligation of JAG and Jones Holdings under the Indenture, it is expected that Jones USA will make all payments in respect of the Notes.

     The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA. For a more complete understanding of the terms of the Notes, you should refer to the Indenture, which is included as Exhibit
4.2 to the Registration Statement that relates to this Prospectus, and the Supplemental Indenture, which is included as Exhibit 4.3 thereto.

     The Notes will be unsecured senior obligations of the Credit Parties, ranking equally in right of payment with all existing and future unsecured senior debt of the Credit Parties and senior in right of payment to all future subordinated debt of the Credit Parties.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Credit Parties in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, at 450 West 33rd Street, 15th Floor, New York, New York 10001-2697), except that, at the option of the Credit Parties, payment of interest may be made by check mailed to the registered holders of the Notes at their registered addresses.

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. The registered holder of a Note will be treated as the owner of such Note for all purposes. No service charge will be made for any registration of transfer or exchange of Notes, but the Credit Parties may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. See "Exchange Offer --Solicitation of Tenders; Fees and Expenses".

Terms of the Notes

     The Notes will be unsecured senior obligations of the Credit Parties, limited to $265.0 million aggregate principal amount, and will mature on October 1, 2001. Each Note will bear interest at a rate per annum of 6.25% from October 2, 1998, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually to holders of record at the close of business on the March 15 or September 15 immediately preceding the interest payment date on April 1 and October 1 of each year, commencing April 1, 1999. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Exchange and Registration Rights

     The terms of the Exchange Notes are substantially identical to the terms of the Restricted Notes, except that the Exchange Notes will be freely transferable and issued free of any covenants regarding exchange and registration rights. Restricted Notes not exchanged in the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but, except under certain circumstances, will have no further exchange or registration rights under the Exchange and Registration Rights Agreement.

Optional Redemption

     The Notes will be redeemable as a whole or in part, at the option of the Credit Parties at any time or from time to time, at a redemption price equal to the greater of (1) 100% of their principal amount or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus in the case of each of clause (1) and (2) accrued interest to the date of redemption.

     Holders of Notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. In the case of any partial redemption, selection of Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new
Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancelation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Credit Parties have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and liquidated damages (if any) on, the Notes to be redeemed.

Certain Covenants

     The Indenture contains covenants including, among others, the following:

     Restrictions on Liens. Except as provided below under "--Exempted Debt," the Credit Parties will not, and will not permit any Restricted Subsidiary to, create or suffer to exist any mortgage, lien, pledge, charge, security interest or encumbrance (a "Lien" or "Liens") to secure any Indebtedness of any Credit Party or Restricted Subsidiary on any Principal Property of any Credit Party or Restricted Subsidiary, without making, or causing such Restricted Subsidiary to make, effective provision to secure all the Notes then outstanding by such Lien, equally and ratably with any and all other such Indebtedness thereby secured, so long as such other Indebtedness is so secured, except that the foregoing restrictions shall not apply to: (a) Liens on property of a Person existing at the time such Person is merged into or consolidated with any Credit Party or Restricted Subsidiary or at the time of sale, lease or other disposition of the properties of such Person (or a division thereof) as an entirety or substantially as an entirety to any Credit Party or Restricted Subsidiary;
(b) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or existing on property prior to the acquisition thereof by any Credit Party or Restricted Subsidiary; (c) Liens securing Indebtedness between a Restricted Subsidiary and a Credit Party or between Restricted Subsidiaries or Credit Parties; (d) Liens on any property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, whether directly or indirectly, by way of share disposition or otherwise, provided that the applicable Credit Party or Restricted Subsidiary must have disposed of such property within 180 days after the creation of such Liens and that any Indebtedness secured by such Liens shall be without recourse to any Credit Party or Restricted Subsidiary; (e) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any country, or any political subdivision thereof, to secure partial, progress, advance or other payments, or performance of any other similar obligations, including, without limitation, Liens to secure pollution control bonds or industrial revenue or other types of bonds; (f) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure obligations not more than 60 days past due or are being contested in good faith and by appropriate proceedings; (g) Liens incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of- money bonds, surety bonds or other obligations of a like nature, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of the business of the Credit Parties and their respective Subsidiaries taken as a whole; (h) Liens incurred to secure appeal bonds and judgment and attachment Liens, in each case in connection with litigation or legal proceedings which are being contested in good faith by appropriate proceedings so long as reserves have been established to the extent required by generally accepted accounting principles as in effect at such time; (i) pledges or deposit under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which any Credit Party or Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of any Credit Party or Restricted Subsidiary or deposits for the payment of rent, in each case incurred in the ordinary course of business; (j) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character; (k) Liens granted to any bank or other institution by a Credit Party or Subsidiary of a Credit Party on the payments to be made by such institution to a Credit Party or Subsidiary of a Credit Party pursuant to any interest rate swap or similar agreement or foreign currency hedge, exchange or similar agreement designed to provide protection against fluctuations in interest rates and currency exchange rates, respectively, provided that such agreements are entered into in, or are incidental to, the ordinary course of business; (l) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights and remedies, in each case as to deposit accounts or other funds maintained with a creditor depository institution, provided that (1) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the applicable Credit Party or Restricted Subsidiary in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (2) such deposit account is not intended by such Credit Party or Restricted Subsidiary to provide collateral to the depository institution; (m) Liens arising from Uniform Commercial Code financing statements regarding leases; (n) the giving, simultaneously with or within 180 days after the latest of the date of the Indenture, or the acquisition, construction, improvement, development or expansion of such property, of a purchase money Lien on property acquired, constructed, improved, developed or expanded after the date of the Indenture, or the acquisition, construction, improvement, development or expansion after the date of the Indenture, of property subject to any Lien which is limited to such property; (o) the giving of a Lien on real property which is the sole security for Indebtedness incurred within two years after the latest of the date of the Indenture, the acquisition, construction, improvement, development or expansion of the property, provided that the holder of such Indebtedness is entitled to enforce its payment only by resorting to such security; (p) Liens arising by the terms of letters of credit entered into in the ordinary course of business to secure reimbursement obligations thereunder; (q) Liens existing on the date of the Indenture; (r) Liens for taxes, assessments and other governmental changes or levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by generally accepted accounting principles; and (s) extension, renewal, replacement or refunding of any Lien existing on the date of the Indenture or referred to in clauses (a) to (k) and (n), (o) and
(q), provided that the principal amount of Indebtedness secured thereby and not otherwise authorized by clauses (a) to (k) and (n), (o) and (q) shall not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

     Restrictions on Sale and Leaseback Transactions. Except as provided below under "-- Exempted Debt," the Credit Parties will not, and will not permit any Restricted Subsidiary to, after the date of the Indenture, enter into any arrangement with any Person providing for the leasing by any such Credit Party or Restricted Subsidiary of any Principal Property now owned or hereafter acquired which has been or is to be sold or transferred by such Credit Party or Restricted Subsidiary to such Person with the intention of taking back a lease of such Principal Property (a "Sale and Leaseback Transaction"), unless the net proceeds of such sale or transfer have been determined by the Board of Directors to be at least equal to the fair market value of such Principal Property or asset at the time of such sale and transfer and either (i) such Credit Party or Restricted Subsidiary applies or causes to be applied an amount equal to the net proceeds of such sale or transfer, within 180 days of receipt thereof, to the retirement or prepayment (other than any mandatory retirement or prepayment, except mandatory retirements or prepayments required as a result of such Sale and Leaseback Transaction) of Funded Debt of any Credit Party or Restricted Subsidiary or to the purchase, construction or development of property or assets to be used in the ordinary course of business, or (ii) such Credit Party or Restricted Subsidiary would, on the effective date of such sale or transfer, be entitled, pursuant to the Indenture, to issue, assume or guarantee Indebtedness secured by a Lien upon such Principal Property at least equal in amount to the Attributable Debt in respect of such Sale and Leaseback Transaction without equally and ratably securing the Notes then outstanding. The foregoing restriction will not apply to any Sale and Leaseback Transaction
(i) between a Credit Party and a Restricted Subsidiary or between Restricted Subsidiaries or Credit Parties, provided that the lessor shall be a Credit Party or Wholly Owned Restricted Subsidiary, (ii) which has a lease of less than three years in length, (iii) entered into within 180 days after the later of the purchase, construction or development of such Principal Property or asset or the commencement of operation of such Principal Property, or (iv) involving Jones' distribution warehouse at South Hill, Virginia.

     Exempted Debt. Notwithstanding the restrictions in the Indenture on
(i) Liens and (ii) Sale and Leaseback Transactions, any Credit Party or Restricted Subsidiary may, in addition to amounts permitted under such restrictions, create Indebtedness secured by Liens, or enter into Sale and Leaseback Transactions, provided that, at the time of such transactions and after giving effect thereto, the aggregate outstanding amount of all such Indebtedness secured by Liens plus Attributable Debt resulting from such Sale and Leaseback Transactions does not exceed 20% of Consolidated Stockholders' Equity.

     Corporate Existence. Each Credit Party will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, material rights (charter and statutory) and material franchises; provided, however, that such Credit Party shall not be required to preserve any such right or franchise if the Board of Directors shall determine that the preservation of such rights and franchises is no longer desirable in the conduct of the business of the Credit Parties and Restricted Subsidiaries considered as a whole.

     No Special Protection in the Event of a Highly Leveraged Transaction. The terms of the Notes will not afford the holders special protection in the event of a highly leveraged transaction.

Merger and Consolidation

     The Indenture provides that none of the Credit Parties will consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person (other than a merger of a Wholly Owned Restricted Subsidiary into a Credit Party or another Wholly Owned Restricted Subsidiary or a merger of one Credit Party into another), unless: (i) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not such Credit Party) will expressly assume, by a supplemental Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Credit Party under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any indebtedness which becomes an obligation of the Successor Company, any other Credit Party or any Restricted Subsidiary as a result of such transaction as having been incurred by the Successor Company or such Credit Party or Restricted Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing;
(iii) such Credit Party shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and (iv) if, as a result of any such consolidation, merger or transfer, Principal Property of such Credit Party would become subject to a Lien which would not be permitted by the Indenture, such Credit Party or the Successor Company, as the case may be, shall take such steps as shall be necessary effectively to secure the Notes then outstanding equally and ratably with (or prior to) all Indebtedness secured thereby. The Indenture provides that the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the applicable Credit Party under the Indenture, but the predecessor Credit Party in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

     By prior agreement, the foregoing provisions were not intended to apply and did not apply to the Asset Drop-Down Transaction. Pursuant to the provisions of the Supplemental Indenture executed in connection with the Asset Drop-Down Transaction, Jones USA fully and unconditionally assumed the obligations of JAG under the Indenture and the Notes, with JAG remaining and Jones Holdings becoming co-obligors under the Indenture and the Notes. See "The Company --Reorganization". In addition, following the Asset Drop-Down Transaction, JAG and Jones Holdings have agreed not to engage in any activity other than
(a) continuing to own all the Capital Stock of, in the case of JAG, Jones Holdings, and, in the case of Jones Holdings, Jones USA and subsidiaries of Jones USA and (b) certain related or other activities incidental thereto.

Defaults

     An Event of Default is defined in the Indenture as (i) a default in any payment of interest on any Note when due and payable, continued for 30 days, (ii) a default in the payment of principal of any Note when due and payable at maturity, upon declaration or otherwise, (iii) the failure by any Credit Party to comply with its obligations under the covenant described under "-- Merger and Consolidation" above, (iv) the failure by any Credit Party to comply for 30 days after notice with any of its obligations under the covenants described under "-- Certain Covenants" above, (v) the failure by any Credit Party to comply for 60 days after notice with its other covenants or agreements contained in the Notes or the Indenture, (vi) a default under any Indebtedness by any Credit Party or Restricted Subsidiary (other than the Notes), whether such Indebtedness now exists or shall hereafter be created, which default shall have resulted in Indebtedness in excess of $25.0 million or its foreign currency equivalent becoming due and payable prior to the date on which it would otherwise have become due and payable, without such Indebtedness having been discharged or such acceleration having been rescinded or annulled within 30 days after notice (the "cross acceleration provision" ), (vii) the rendering of any judgment or decree for the payment of money in excess of $25.0 million or its foreign currency equivalent against a Credit Party or Restricted Subsidiary if (A) an enforcement proceeding thereon is commenced by any creditor or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision"), (viii) the co-obligation of any Additional Obligor shall cease to be in full force and effect (except as contemplated by the terms thereof) or any Additional Obligor or Person acting by or on behalf of such Additional Obligor shall deny or disaffirm its obligations under the Indenture or any such co-obligation, or (ix) certain events of bankruptcy, insolvency or reorganization of a Credit Party or Restricted Subsidiary (the "bankruptcy provisions").

     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     However, a default under clause (iv), (v) or (vi) will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes notify the Credit Parties of the default and the applicable Credit Party or Restricted Subsidiary does not cure such default within the time specified in clause (iv), (v) or (vi) hereof after receipt of such notice.

     If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of a Credit Party) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Credit Parties may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of a Credit Party occurs, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the holders. In addition, the Credit Parties will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year.

Amendments and Waivers

     Subject to certain exceptions, the Indenture or the Notes may be amended with the written consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest or any liquidated damages on any Note, (iii) reduce the principal of or extend the stated maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-- Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any holder to receive payment of principal of, and interest or any liquidated damages on, such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, or
(vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions, or (viii) make any change in any co-obligation of any Additional Obligor that would adversely affect the holders.

     Without the consent of any holder, the Credit Parties and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to secure the Notes, to add guarantees or co-obligors with respect to the Notes, to add to the covenants of the Credit Parties for the benefit of the holders or to surrender any right or power conferred upon the Credit Parties, to make any change that does not adversely affect the rights of any holder, subject to the provisions of the Indenture, to provide for the issuance of the Exchange Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

     The Senior Credit Facilities contain a covenant which, following a default or event of default under the Senior Credit Facilities, prohibits the Credit Parties from making material amendments to debt instruments, including the Indenture, without the consent of a majority of the lenders under the Senior Credit Facilities.

     The consent of the holders will not be necessary under the Indenture to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Credit Parties will be required to mail to holders a notice briefly describing such amendment. However, the failure to give such notice to all holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

     A holder will be able to transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Credit Parties may require a holder to pay any taxes required by law or permitted by the Indenture. The Credit Parties will not be required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Defeasance

     The Indenture provides that the Credit Parties at any time may terminate all their obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. In addition, the Indenture will provide that the Credit Parties at any time may terminate their obligations under the covenants described under "--Certain Covenants," the cross acceleration provision, the bankruptcy provisions with respect to Restricted Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (iii) and (iv) under "-- Merger and Consolidation" above ("covenant defeasance").

     The Credit Parties may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Credit Parties exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Credit Parties exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi) or (vii) or clause (viii) (with respect only to Restricted Subsidiaries) under "-- Defaults" above or because of the failure of any Credit Party to comply with clause (iii) or
(iv) under "-- Merger and Consolidation" above.

     In order to exercise either defeasance option, the Credit Parties must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the outstanding Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

     The Chase Manhattan Bank is the Trustee under the Indenture and was appointed by Jones as Registrar, Paying Agent and Exchange Agent with regard to the Notes. The Trustee is an affiliate of Chase Securities Inc., one of the Initial Purchasers.

Governing Law

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

     "Additional Obligors" means JAG and Jones Holdings.

     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the actual rate of interest of such transaction) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term "net rental payments" under any lease for any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Board of Directors" means the Board of Directors of the applicable Credit Party or any committee thereof duly authorized to act on behalf of the Board of Directors of such Credit Party.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of the Notes that would be utilized, at the time of selection and in accordance with customary financing practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

     "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Consolidated Net Tangible Assets" means, as of any date of determination, the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined and excluding all intercompany items between a Credit Party and any of its Subsidiaries or between Credit Parties or Subsidiaries of Credit Parties) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as determined on a consolidated basis in accordance with generally acceptable accounting principles.

     "Consolidated Stockholders' Equity" means consolidated stockholders' equity of the Credit Parties and their respective Subsidiaries as determined in accordance with generally accepted accounting principles and reflected on the most recent balance sheet delivered to the Trustee pursuant to the Indenture.

     "Credit Parties" means JAG, Jones Holdings and Jones USA.

     "Funded Debt" means Indebtedness, whether incurred, assumed or guaranteed, maturing by its terms more than one year from the date of creation thereof or which is extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from the date of creation thereof; provided, however, that Funded Debt shall not include obligations created pursuant to leases, or any Indebtedness or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such Indebtedness shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or any Indebtedness for the payment or redemption of which money in the necessary amount shall have been deposited in trust either at or before the maturity or redemption date thereof.

     "Indebtedness" of a Person means indebtedness for borrowed money and all indebtedness under purchase money mortgages or other purchase money liens or conditional sales or similar title retention agreements (but excluding trade accounts payable in the ordinary course of business) in each case where such indebtedness has been created, incurred, assumed or guaranteed by such Person or where such Person is otherwise liable therefor and indebtedness for borrowed money secured by any Lien upon property owned by such Person even though such Person has not assumed or become liable for the payment of such indebtedness; provided that if the obligation so secured has not been assumed in full by such Person or is otherwise not such Person's legal liability in full, the amount of such obligation for the purposes of this definition shall be limited to the lesser of the amount of such obligation secured by such Lien or the fair market value of the property securing such Lien.

     "Independent Investment Banker" means Chase Securities Inc. or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

     "Legal Holiday" means a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

     "Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the applicable Credit Party.

     "Officers' Certificate" means a certificate signed by two Officers.

     "Opinion of Counsel" means a written opinion from legal counsel. The counsel may be an employee of or counsel to the applicable Credit Party or the Trustee.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Principal Property" means any property owned or leased by any Credit Party or Restricted Subsidiary, the net book value of which exceeds one percent of Consolidated Net Tangible Assets of the Credit Parties and their respective Subsidiaries.

     "Reference Treasury Dealer" means (1) Chase Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bear, Stearns & Co. Inc. and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Credit Parties shall substitute therefor another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with the Credit Parties.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

     "Restricted Subsidiary" means, at any time, any Subsidiary of a Credit Party which would be a "Significant Subsidiary" at such time, as such term is defined in Regulation S-X promulgated by the SEC, as in effect on the date of the Indenture.

     "SEC" means the Securities and Exchange Commission.

     "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. ss.ss. 77aaa-77bbbb) as in effect on the date of the Indenture.

     "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

     "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary, 100% of the outstanding Capital Stock of which (other than Capital Stock constituting directors' qualifying shares or interests held by directors or shares or interests required to be held by foreign nationals, in each case to the extent mandated by applicable law) is directly or indirectly owned by a Credit Party or by one or more Wholly Owned Restricted Subsidiaries.

          CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain United States Federal income tax consequences of the Exchange Offer to holders of Restricted Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion set forth below is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all aspects of United States Federal income taxation that may be relevant to certain types of holders subject to special treatment under the United States Federal income tax laws such as tax-exempt organizations, dealers in securities, financial institutions and life insurance companies. This summary applies only to a holder that acquired Restricted Notes at original issue for cash and holds Restricted Notes as a capital asset as defined in section 1221 of the Code. This summary also does not discuss any aspect of state, local or foreign taxation. Holders of Restricted Notes considering the Exchange Offer should consult their own tax advisors concerning the United States Federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

     An exchange of Restricted Notes for Exchange Notes pursuant to the Exchange Offer should not be treated as an exchange or other taxable event for United States Federal income tax purposes. Accordingly, there should be no United States Federal income tax consequences to holders of Restricted Notes who exchange Restricted Notes for Exchange Notes pursuant to the Exchange Offer, and any such holder should have the same adjusted tax basis and holding period in the Exchange Notes as it had in the Restricted Notes immediately before the exchange.

     THE FOREGOING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS DOES NOT CONSIDER THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR HOLDER'S SITUATION OR STATUS. ACCORDINGLY, EACH HOLDER OF RESTRICTED NOTES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE EXCHANGE OFFER TO IT, INCLUDING THOSE UNDER THE STATE, FOREIGN AND OTHER TAX LAWS.

                       BOOK-ENTRY; DELIVERY AND FORM

The Global Notes

     The certificates representing the Restricted Notes were issued, and the certificates representing the Exchange Notes will be issued, in fully registered form, without coupons. The Restricted Notes are represented by one or more permanent global certificates in definitive, fully registered form without interest coupons in the aggregate amount of $265.0 million (collectively, the "Initial Global Note"). Except as described under "Certificated Exchange Notes", the Exchange Notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (collectively, the "Global Notes") and (i) will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee or (ii) will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee or (iii) will be deposited with, or on behalf of, a custodian of DTC for credit to the respective accounts of the purchasers (or to such accounts as they may direct) at Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear"), or Cedel Bank, societe anonyme ("Cedel"). If any holder of Restricted Notes whose interest in such Restricted Notes is represented by the Initial Global Note fails to tender in the Exchange Offer, we may issue and deliver to such holder a separate certificate representing such holder's Restricted Notes in registered from without interest coupons.

Certain Book-Entry Procedures for the Global Notes

     The descriptions of the operations and procedures of DTC, Euroclear and Cedel set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We take no responsibility for these operations or procedures, and urge investors to contact the relevant system or its participants directly to discuss these matters.

     DTC has advised us that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a "banking organization" within the meaning of the New York Banking Law, (iii) a member of the Federal Reserve System, (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (v) a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers (which may include the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

     We expect that pursuant to procedures established by DTC (i) upon the deposit of the Global Note, DTC will credit the accounts of Participants with an interest in the Global Note and (ii) ownership of the Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the Exchange Notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Exchange Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Exchange Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Exchange Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of Exchange Notes under the Indenture or such Global Note. We understand that under existing industry practice, in the event we request any action of holders of Exchange Notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Exchange Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Exchange Notes.

     Payments with respect to the principal of, and premium, if any, and interest on, any Exchange Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such Exchange Notes under the Indenture. Under the terms of the Indenture, we (as the Credit Parties) and the Trustee may treat the persons in whose names the Exchange Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Cross-market transfers of Exchange Notes between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

     Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. Cash received in Euroclear or Cedel as a result of sales of interest in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

     Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Exchange Notes

     If (i) we notify the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation, (ii) we, at our option, notify the Trustee in writing that we elect to cause the issuance of Exchange Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events as provided in the Indenture, then, upon surrender by DTC of the Global Notes, Certificated Exchange Notes will be issued to each person that DTC identifies as the beneficial owner of the Exchange Notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such Certificated Exchange Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

     Neither we nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Exchange Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be issued).

                            PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the date of this Prospectus and ending on the close of business on the earlier to occur of (i) the date on which all Exchange Notes held by broker-dealers eligible to use the Prospectus to satisfy their prospectus delivery obligations under the Securities Act have been sold and (ii) the date 180 days after the consummation of the Exchange Offer, we will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such documents in the Letter of Transmittal for use in connection with any such resale. In addition, until [ ], 1999 [90 days after the date of this Prospectus], all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period starting on the date of this Prospectus and ending on the close of business on the earlier to occur of (i) the date on which all Exchange Notes held by broker-dealers eligible to use the Prospectus to satisfy their prospectus delivery obligations under the Securities Act have been sold and (ii) the date 180 days after the consummation of the Exchange Offer, we will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the Exchange Offer (including the expense of one counsel for the holders of the Restricted Notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the Restricted Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                               LEGAL MATTERS

     Ira M. Dansky, Esq., General Counsel of JAG, has passed upon the validity of the Exchange Notes offered by this Prospectus. With respect to certain matters concerning Pennsylvania and Delaware law, he will rely on Mesirov Gelman Jaffe Cramer & Jamieson, LLP, Philadelphia, Pennsylvania.


                                  EXPERTS

     The consolidated financial statements and schedule of Jones incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Sun appearing in Jones' Current Report on Form 8-K dated September 24, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

=====================================      ==============================

     We have not authorized any
dealer, salesperson or other person
to give any information or to make
any representations not contained
in this Prospectus in connection                  $265,000,000
with the Exchange Offer made by
this Prospectus and you must not
rely on any such information or
representations as having been
authorized by us. Neither the
delivery of this Prospectus nor any
sale made hereunder will, under any
circumstances, create any
implication that there has been no            Jones Apparel Group, Inc.
change in our affairs since the           Jones Apparel Group Holdings, Inc.
date as of which information is             Jones Apparel Group USA, Inc.
given in this Prospectus. This
Prospectus does not constitute an
offer or solicitation by anyone in
any jurisdiction in which such
offer or solicitation is not
authorized or in which the person
making such offer or solicitation
is not qualified to do so or to any
person to whom it is unlawful to
make such solicitation.

     -------------------



     Dealer Prospectus Delivery
            Obligation

     Until , 1999 [90 days after
the date of this Prospectus], all
broker dealers that effect
transactions in the Exchange Notes,
whether or not participating in the
Exchange Offer, may be required to
deliver a Prospectus. This is in
addition to the broker-dealers'
obligation to deliver a Prospectus
when acting as underwriters and
with respect to any unsold
allotments or subscriptions.                           [Date]

=====================================      ==============================

                                  PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by the Pennsylvania Business Corporation Law of 1988 (the "Pennsylvania Business Corporation Law"), Section 8.1 of the By-laws of Jones Apparel Group, Inc. and Section 7.1 of the By-laws of Jones Apparel Group USA, Inc. provide that a director shall not be personally liable for monetary damages for any action taken or failed to be taken, other than as expressly provided in the Pennsylvania Business Corporation Law. Furthermore, such By-laws provide that the applicable corporation shall indemnify each officer and director to the full extent permitted by the Pennsylvania Business Corporation Law, and shall pay and advance expenses for any matters covered by such indemnification.

     Section 1741 of the Pennsylvania Business Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     Section 1742 of the Pennsylvania Business Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation. Indemnification shall not be made under
Section 1742 in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

     The Certificate of Incorporation of Jones Apparel Group Holdings, Inc., a Delaware corporation ("Jones Holdings"), provides that no director of Jones Holdings shall be personally liable to Jones Holdings or its stockholders for monetary damages for breach of fiduciary duty other than as expressly provided in Section 102(b)(7) of the DGCL, which eliminates liability except (1) for any breach of the director's duty of loyalty to Jones Holdings or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derives an improper personal benefit. Furthermore, the Certificate of Incorporation and By-laws of Jones Holdings each provide that Jones Holdings shall indemnify its officers, directors, employees and agents to the full extent permitted by the DGCL, and shall pay and advance expenses for any matters covered by such indemnification.

     Subsection (a) of Section 145 of the General Corporation Law of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, has no cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that (1) to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections
(a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; (2) indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (3) the corporation shall have the power to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     EXHIBIT NO.       DESCRIPTION

          3.1  Certificate of Incorporation of Jones Apparel Group
               Holdings, Inc.

          3.2  By-laws of Jones Apparel Group Holdings, Inc.

          3.3  Articles of Incorporation of Jones Apparel Group USA, Inc.

          3.4  By-laws of Jones Apparel Group USA, Inc.

         *4.1 Exchange and Registration Rights Agreement dated October 2, 1998, by and among the Company and Chase Securities Inc., Merrill Lynch, Pierce Fenner & Smith Incorporated and Bear, Stearns & Co. Inc.

          4.2 Indenture dated as of October 2, 1998, by and between the Company and The Chase Manhattan Bank, as trustee, incorporated by reference to our Shelf Registration Statement on Form S-3, filed on October 28, 1998
               (Registration No. 333-66223)

          4.3 Supplemental Indenture dated as of January 1, 1999, by and between Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc. and The Chase Manhattan Bank, as trustee

          5.1  Form of opinion of Ira M. Dansky, Esq.

          5.2  Form of opinion of Mesirov Gelman Jaffe Cramer & Jamieson,
               LLP

          10.1 Agreement and Plan of Reorganization dated as of January 1, 1999, between Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc. and Jones Apparel Group USA, Inc.

          10.2 Master Joinder Agreement, dated as of January 1, 1999, to the Credit Agreements referred to therein, entered into by and among Jones Apparel Group, Inc., Jones Apparel Group, USA, Inc., Jones Apparel Group Holdings, Inc., as Credit Parties, and First Union National Bank, as Administrative Agent on behalf of the Lenders

         *12.1 Computation of Ratios of Earnings to Fixed Charges

          21.1 List of Subsidiaries

          23.1 Consent of BDO Seidman, LLP

         *23.2 Consent of Ernst & Young LLP

          23.3 Consent of Ira M. Dansky, Esq. (included in opinion filed as
               Exhibit 5.1)

          23.4 Consent of Mesirov Gelman Jaffe Cramer & Jamieson, LLP (included in opinion filed as Exhibit 5.2)

          24.1 Power of Attorney (included in signature page)

          25.1 Form T-1 Statement of Eligibility of Trustee

          99.1 Form of Letter of Transmittal

          99.2 Form of Notice of Guaranteed Delivery

*Previously filed.

ITEM 22.  UNDERTAKINGS.

     (a) Each undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
     Section 13 or 15(d) of the Exchange Act of 1934 the (the "Exchange Act") and incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Each undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) Each undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act, each of the Registrants has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized.


                        JONES APPAREL GROUP, INC., Registrant

                          by /s/    Wesley R. Card
                             ------------------------------
                             Wesley R. Card
                             Chief Financial Officer


                        JONES APPAREL GROUP HOLDINGS, INC., Registrant

                          by /s/   Ira M. Dansky
                             -------------------------------
                             Ira M. Dansky
                             President


                        JONES APPAREL GROUP USA, INC., Registrant

                          by /s/   Wesley R. Card
                             -------------------------------
                             Wesley R. Card
                             Chief Financial Officer


January 25, 1999

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


    SIGNATURE                         TITLE                        DATE

                              JONES APPAREL GROUP, INC.

     *                         Chairman and Director
-------------------------      (Chief Executive Officer)
Sidney Kimmel

     *                         President and Director
-------------------------
Jackwyn Nemerov

     *                         Chief Financial Officer
-------------------------      (Principal Financial Officer)
Wesley R. Card

     *                         Vice President and Corporate Controller
-------------------------      (Principal Accounting Officer)
Patrick M. Farrell

     *                         Executive Vice President, Marketing, and
-------------------------      Director
Irwin Samelman

     *                         Director
-------------------------
Geraldine Stutz

     *                         Director
-------------------------
Howard Gittis

     *                         Director
-------------------------
Eric A. Rothfeld

     *                         Director
-------------------------
Mark Schwartz


*By:  /s/ Ira M. Dansky        Attorney-in-Fact            January 25, 1999
      -------------------      pursuant to a previously
      Ira M. Dansky            filed Power of Attorney.

                             POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Ira
M. Dansky, Wesley R. Card and Patrick M. Farrell and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, any Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or his substitute may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

        SIGNATURE                       TITLE                       DATE
------------------------     ---------------------------       -------------
                     JONES APPAREL GROUP HOLDINGS , INC.

/s/    Ira M. Dansky         President and Treasurer         January 25, 1999
------------------------     and Director
Ira M. Dansky                (Chief Executive Officer)

/s/  Joseph T. Donnalley     Vice President/ Finance and     January 25, 1999
------------------------     (Principal Financial Officer
Joseph T. Donnalley          and Principal Accounting
                             Officer)

/s/  Norman Shuman           Vice President and Secretary    January 25, 1999
------------------------     and Director
Norman Shuman



                       JONES APPAREL GROUP USA , INC.

/s/  Sidney Kimmel           Chairman and Director           January 25, 1999
------------------------     (Chief Executive Officer)
Sidney Kimmel

/s/Jackwyn Nemerov           President and Director          January 25, 1999
------------------------
Jackwyn Nemerov

/s/ Wesley R. Card           Chief Financial Officer         January 25, 1999
------------------------     (Principal Financial Officer)
Wesley R. Card

/s/ Patrick M. Farrell       Vice President and Corporate    January 25, 1999
------------------------     Controller (Principal
Patrick M. Farrell           Accounting Officer)

/s/  Irwin Samelman          Executive Vice President,       January 25, 1999
-------------------------    Marketing, and Director
Irwin Samelman

                             INDEX TO EXHIBITS


EXHIBIT NO.       DESCRIPTION

               3.1 Certificate of Incorporation of Jones Apparel Group Holdings, Inc.

               3.2  By-laws of Jones Apparel Group Holdings, Inc.

               3.3  Articles of Incorporation of Jones Apparel Group USA,
                    Inc.

               3.4  By-laws of Jones Apparel Group USA, Inc.

              *4.1 Exchange and Registration Rights Agreement dated October 2, 1998, by and among the Company and Chase Securities Inc., Merrill Lynch, Pierce Fenner & Smith Incorporated and Bear, Stearns & Co. Inc.

               4.2 Indenture dated as of October 2, 1998, by and between the Company and The Chase Manhattan Bank, as trustee, incorporated by reference to our Shelf Registration Statement on Form S-3, filed on October 28, 1998 (Registration No. 333-66223)

               4.3 Supplemental Indenture dated as of January 1, 1999, by and between Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc. and The Chase Manhattan Bank, as trustee

               5.1  Form of opinion of Ira M. Dansky, Esq.

               5.2  Form of opinion of Mesirov Gelman Jaffe Cramer &
                    Jamieson, LLP

               10.1 Agreement and Plan of Reorganization dated as of
                    January 1, 1999, between Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc. and Jones Apparel Group USA, Inc.

               10.2 Master Joinder Agreement, dated as of January 1, 1999, to the Credit Agreements referred to therein, entered into by and among Jones Apparel Group, Inc., Jones Apparel Group, USA, Inc., Jones Apparel Group Holdings, Inc., as Credit Parties, and First Union National Bank, as Administrative Agent on behalf of the Lenders

              *12.1 Computation of Ratios of Earnings to Fixed Charges

               21.1 List of Subsidiaries

               23.1 Consent of BDO Seidman, LLP

              *23.2 Consent of Ernst & Young LLP

               23.3 Consent of Ira M. Dansky, Esq. (included in opinion
                    filed as Exhibit 5.1)

               23.4 Consent of Mesirov Gelman Jaffe Cramer & Jamieson, LLP
                    (included in opinion filed as Exhibit 5.2)

               24.1 Power of Attorney (included in signature page)

               25.1 Form T-1 Statement of Eligibility of Trustee

               99.1 Form of Letter of Transmittal

               99.2 Form of Notice of Guaranteed Delivery


*Previously filed.